Exhibit 99.6

Strategic Cooperation Agreement

Between

Zhuhai People’s Hospital

And

Baide (Suzhou) Medical Co., Ltd.

April 2021

Party A: Zhuhai People’s Hospital

Mailing Address: No. 79, Kangning Road, Zhuhai City

Legal Representative: Lu Ligong

Party B: Baide (Suzhou) Medical Co., Ltd.

Mailing Address: 5/F, Building 7, TC-BIOBAY, 52 Yingang Road, Economic and Technological Development Zone, Port of Taicang, Suzhou City

Legal Representative: Wu Haimei

Zhuhai People’s Hospital Medical Group is a comprehensive grade A tertiary hospital integrating medical treatment, teaching, scientific research, and prevention and healthcare, a high-level hospital construction unit in Guangdong province and the leading unit of integrated health care system for combination of medical treatment and endowment in offices of the China National Committee on Ageing. It is also the only implementation unit of post-doctoral scientific research workstation in the health system of Zhuhai and only provincial-level quality control center in Zhuhai. The hospital has established the interventional diagnosis and treatment center in the largest scale in Guangdong-Hong Kong-Macao Greater Bay Area and is equipped with 220 ward beds and 7 sets of large-type DSA. It is the quality control unit and relying unit of radiology interventional medical treatment in Guangdong province and the leading unit of interventional medicine alliance in Guangdong-Hong Kong-Macao Greater Bay Area. Besides, it owns an innovative platform for translational medicine for mini-invasive diagnosis and treatment of tumors in Guangdong Province, key laboratory for research of interventional diagnosis and treatment for tumor in Guangdong province and Zhuhai Cancer Control and Prevention Center.

Baide (Suzhou) Medical Co., Ltd. is a member of Baird Medical Group, an enterprise group integrating research, development, production and sales of high-end medical devices. There are 2 manufacturing-type enterprises including Baide (Suzhou) Medical Co., Ltd. and Nanjing Changcheng Medical Equipment Co., Ltd. and 2 distributing-type enterprises, including Guizhou Baiyuan Medical Company Limited and Henan Ruide Medical Instrument Company Limited subordinate to the group covering the industrial chain of research, development and manufacture for medical equipment in the upstream and downstream. The group is headquartered in Taicang, Jiangsu Province. At present, the group has more than 100 employees and has solid industrial base and leading superiority in terms of manufacture and sale of medical equipment. The products and services provided by the group spread over most of the tertiary and secondary hospitals nationwide to form a national service network with high efficiency. At clients of all levels, the group has obtained good public praise and reputation. Adhering to the enterprise spirits of “great virtue, pursuit of innovation and integration”, Baide (Suzhou) Medical Co., Ltd. takes “quality products are sourced from clinical practice” as the philosophy for research and development, always insists on the route of “industry-university-research cooperation” and vigorously invests in research and development of new products. The medical devices for which Baide (Suzhou) Medical Co., Ltd. has complete proprietary intellectual property rights and patent for invention have come into the market one after another. Baide (Suzhou) Medical Co., Ltd. actively responds to national policies for medical revolution, greatly relies on first-class academic institutions in China, integrates top-level clinical teams of experts, and keeps close pace with clinical needs to integrate and innovation and continuously launch new treatment and inspection technologies and new products in the fields of tumors. In the future, Baide (Suzhou) Medical Co., Ltd. will become a provider of overall solutions in the field of tumor treatment and the leader of precise medical treatment for single disease in the clinical path.

Zhuhai People’s Hospital Medical Group and Baide (Suzhou) Medical Co., Ltd. are the preponderant enterprise and public institutions in their respective fields and own good goodwill and abundant resources. In order to promote transformation of biomedicine achievements and development of Comprehensive Health and strengthen cooperation with leading enterprises in key industries, both parties decide to establish long-term strategic cooperation relation in the field of industry-university-research of interventional minimally invasive diagnosis and treatment after friendly negotiation on the basis of the principles of complementing each other's advantages, joint development and achieving win-win result to become an important partner of each other.

Chapter 1 General Rules

Now, Party A and Party B will give full play to their respective advantages and jointly take research and development and transformation of achievements for interventional minimally invasive medical instrument and equipment and sincerely cooperate to strive for promoting development of health undertaking.

Article 1: Unless otherwise specified in the agreement, the agreement framework does not involve specific business. Both parties shall sign separate business contract for specific business and carry out business on the premise of abiding by national laws and regulations and the examination and approval conditions and procedures for handling business of both parties. If the matters agreed therein are inconsistent with specific business contract, the business contract shall prevail. For matters not agreed in the business contract, the agreement shall apply.

Chapter 2 Cooperation Content

Both parties give play to their respective resource advantages and come to an agreement as follows in terms of related matters of cooperation:

(I) Establish cooperative mechanism: unite to establish a working group and a mechanism of communicating and contacting leaders, connection and implementation by specific departments and talent exchange and training to build a research center and platform for transformation of achievements for translational medicine ranking in the front nationwide.

(II) Strengthen cooperation in terms of scientific research: Party A and Party B will carry out in-depth cooperation for preclinical scientific research. The cooperation content will be determined by Party A and Party B. The cooperation site, equipment, personnel investment and share of cooperation achievements shall be determined by Party A and Party B through early friendly negotiation.

(III) Strengthen transformation of clinical application: Party A provides platform for transformation of clinical application to provide application scenarios for the technological products or biological agents jointly researched and developed by both Party A and Party B or solely researched and developed by Party B that are authenticated by related departments. Party A and Party B will jointly carry out relevant work for clinical research.

Chapter 3 Promise and Guarantee

Article 2: Party A’s Promise and Guarantee

Party A is responsible for providing excellent scientific research team, clinician team and clinical transformation application platform, etc. to promote transformation of achievements related to clinical issues and provide science, technology, talents and intellectual supports for translational medicine.

Article 3: Party B’s Promise and Guarantee

Party B is responsible for providing research and development group and production of clinical transformation application products to support project implementation and industrialized promotion and application of achievements.

Article 4: Promise and Guarantee in terms of Economic Benefit

Party A and Party B jointly promise that, on the premise of legality and compliance, the transformation of corresponding achievements developed by both parties through cooperation and the achievements of economic benefits produced from industrialization shall be operated by both parties or the units designated by both parties through negotiation. For the specific licensed content, license fee and other related content, both parties shall sign separate business contract.

Chapter 4 Way of Cooperation and Promotion Mechanism

Article 5: Party A and Party B will take the spirits in the agreement as the principles to further take an initiative to carry out various kinds of work. Also, both parties will hold top-level meeting between each other when necessary from time to time to determine the policies of cooperation, coordinate major events, and jointly supervise, urge and promote specific working process. For the specific cooperative projects, both parties will sign separate and specific service/development contract.

Chapter 5 Principles of Information Confidentiality

Article 6: Both Party A and Party B shall bear confidentiality obligations for the cooperation content in the agreement and relevant data and information permanently. Both parties are not allowed to provide or disclose such data to any third person or license any third person to use such data. Also, both parties are not allowed to use relevant data for any purpose not specified for the cooperative project. Both parties shall bear responsibilities of management and ask all of their employees or any other personnel who implement the related business in the agreement to bear the confidentiality obligations. In the event of default, the default party shall bear the losses arising thereof. In this Article, “the third party” refers to any natural persons, enterprises or their branches, agencies, organizations or other entities, with the exception of associates. Associates refer to the subsidiaries, branches, or joint ventures of both parties and the inheritors of rights and obligations of the aforesaid companies.

Chapter 6 Intellectual Property

Article 7: Party A and Party B shall cooperate on the basis of the principles of mutual respect, mutual cooperation and protecting benefits of each other, for any infringement and compensation arising from any patent rights, proprietary technologies, copyrights, trademark rights and trade secrets, etc., both parties shall coordinate to resolve on the basis of full negotiation. All the intellectual properties (including but not limited to papers, patents and data) arising from the project during the term of agreement shall be shared by both parties. Among them, for the academic papers published within the term of agreement based on the project, Zhuhai People’s Hospital shall be the first author and the first author and corresponding author must include 1 related science and research member from Zhuhai People’s Hospital at least. For the patents applied for during the term of agreement based on the project, the patent rights shall be jointly owned by both parties and neither party can transfer the patent rights to other parties or license other parties to use the patent rights and Party B enjoys the priorities to purchase and use above patents. After expiration of the agreement, both parties have the right to conduct further research on the research achievements and corresponding research achievements will be owned by each party, respectively. If no agreement can be reached after negotiation, a suit can be filed according to the dispute resolution terms specified in Article 13 of the agreement.

Chapter 7 Exemption Clause

Article 8: If one party or both parties cannot perform the related obligations therein in whole or in part due to force majeure, both parties will not bear responsibilities to each other. However, the party or parties suffering from force majeure shall inform the other party or each other of the situation in writing within 15 days after force majeure(s) occur(s) and provide the certifications of related departments. Within the reasonable time period after elimination of the influence of force majeure, one party or both parties shall continue performing the agreement.

Chapter 8 Bylaw

Article 9: Change and Relief of the Agreement

Unless otherwise specified, neither party can relieve the agreement unilaterally after the agreement takes into effect; the revision or changes to the agreement must be agreed by both parties and confirmed through written agreement.

In the event of changes in national laws, regulations or policies, and the terms of the agreement are no longer compliant with the requirement of national laws, regulations or policies in whole or in part as a result, both parties shall negotiate in time to revise relevant terms as soon as possible.

Article 10: Entirety of the Agreement

The supplementary terms of the agreement, supplementary agreement, and revisions or changes are components of the agreement.

Article 11: Term and Renewal of the Agreement

I. The validity of agreement is 5 years and the agreement shall take into effect as of the date when the authorized representatives of both parties sign and stamp a common seal or special seal for contractual uses on it. After expiration of the validity, both parties can postpone or renew the agreement via consensus.

II. Within the last 15 workdays before the aforesaid term of cooperation terminates, both parties can negotiate whether to continue cooperation and renew the agreement. The cooperation content can be extended or expanded on the basis of equality and willingness according to the progress of both parties in cooperation and confirmed by written supplementary agreement signed by both parties.

III. During the term of cooperation, the cooperation content can be expanded by both parties on the basis of full negotiation and willingness according to the actual business needs.

Article 12: Termination of the Agreement

Party A or Party B has the right to propose to terminate the agreement once one of the following circumstances occurs:

I. One party has a serious violation of relevant terms of the agreement and refuses to correct after the violations are noted, the other party has the right to propose to terminate the agreement and the agreement will then terminate as of the date when the written notice is served on the party.

II. One party has a violation of the laws and regulations, and the other party has the right to propose to terminate the agreement and inform the party in writing. The agreement will then terminate as of the date when the written notice is served on the party.

III. If one party violates the agreement and brings economic losses to the other party, the observant party has the right to ask the default party for compensating its economic losses and terminate the agreement.

IV. If Party A or Party B files for or is filed for bankruptcy, merged, or dissolved, etc, the agreement will terminate automatically as of the date when the aforesaid events occur.

V. After the validity of agreement ends or terminates, the legal effect of all the contracts signed during the validity of agreement will not be affected.

Article 13: Dispute Resolution

For any disputes arising from the agreement or related to the agreement, both parties shall negotiate to solve on the basis of equality and mutual benefit. If no agreement can be reached after negotiation, either party can file a suit to the People’s Court at Party A’ site with jurisdiction.

Article 14: Other Matters

I. For matters not covered in the agreement, Party A and Party B shall deal with them through negotiation or referring to national laws and regulations.

II. Both parties hereby confirm that, the cooperation agreement defines the principles and intentions of both parties for cooperation only and both parties will sign separate development contract and/or service contract to determine the specific rights and obligations of both parties. Any expenses (including but not limited to the expenses incurred due to negotiation between both parties and display presented for the cooperation agreement, etc.) arising from the cooperation agreement shall be borne by both parties, respectively.

III. The agreement shall be made into 4 copies, with Party A holding 2 copies and Party B holding 2 copies. All of the 4 copies have the equal legal effect.

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(No text on this page and signature and seal page follows)
Party A: Zhuhai People’s Hospital
(Seal)
Legal Representative
Or Authorized Agent: (Signature)
Date of Signing: April 21, 2021

Party B: Baide (Suzhou) Medical Co., Ltd.
(Seal)
Legal Representative:
Or Authorized Agent: (Signature)
Date of Signing: April 21, 2021

Signed at: Xiangzhou District, Zhuhai City